Exhibit 99.8

CONSENT OF HOULIHAN LOKEY HOWARD & ZUKIN (EUROPE) LIMITED

Paris, November 27, 2006

Euronext N.V.

The Supervisory Board

Beursplein 5

1000 GD Amsterdam

The Netherlands

Re: Amendment No. 3 to Registration Statement on Form S-4 of NYSE Euronext, Inc.
(File No. 333-137506)

Ladies and Gentlemen:

                Reference is made to our written report (the “report”), dated November 23, 2006 including our opinion (attestation d’équité), with respect to the fairness from a financial point of view of the Offer Consideration (as defined in the referenced report), to be offered to the holders of the outstanding shares of common stock, of Euronext N.V. (the “Company”), taken as a whole, pursuant to the Combination Agreement, dated as of June 1, 2006, among NYSE Group, Inc., the Company, NYSE Euronext, Inc. and Jefferson Merger Sub, Inc. a wholly owned subsidiary of NYSE Euronext, Inc., as amended.

                Our report was provided for the information and assistance of the Supervisory Board of the Company in connection with its consideration of the transaction described therein and is not to be used, circulated, quoted or otherwise referred to for any purpose, nor is it to be filed with, included in or referred to, in whole or in part, in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.  We understand that the Company desires to include our report in the above-referenced Registration Statement.

                In that regard, we hereby consent to the reference to and description of our report in the above-referenced Registration Statement on Form S-4 under the captions “SUMMARY—Opinions of Financial Advisors,” “Euronext’s Reasons for the Combination; Financial Considerations” and “Opinions of Euronext’s Financial Advisors; Report of Houlihan Lokey Howard & Zukin (Europe) Limited”, and to the inclusion of our report including our opinion (attestation d’équité), in the Registration Statement, appearing as Exhibit 99.7 to such Registration Statement and as an annex to the Exchange Offer Prospectus.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our report is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

                In giving this consent, we do not hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come

November 27, 2006

within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

HOULIHAN LOKEY HOWARD & ZUKIN (EUROPE) LIMITED

/s/ Jean-Florent Rérolle
Name: Jean-Florent Rérolle
Title: Managing Director